UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

EMPIRE STATE BUILDING ASSOCIATES L.L.C.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On May 31, 2012, Malkin Holdings L.L.C., the supervisor of Empire State Building Associates L.L.C. (the “Registrant”), mailed the following letter to each of the participants in the Registrant, 60 East 42nd Street Associates L.L.C., and 250 West 57th Street Associates L.L.C., respectively:

May 31, 2012

To Participants in Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C.,

and 250 West 57th St. Associates L.L.C.

Dear Fellow Participants:

We have had many helpful discussions with investors about the portfolio consolidation set forth in our preliminary Form S-4 filing with the SEC. As described more fully in our preliminary filing, we propose to follow the consolidation if approved with an Initial Public Offering. We believe the consolidation and IPO will result in a number of new and important benefits to you.

Some investors have asked: why recommend this action now, why not just leave things the way they are?

Required sale by the Helmsley Estate

The status quo will not continue. Unavoidable, material change is coming, driven by the requirement for the executors under Leona Helmsley’s will to sell her estate’s ownership interests in properties supervised by Malkin Holdings.

The Helmsley Estate holds a blocking interest in the operating lessee of the Empire State Building, 35% in the operating lessee of 250 West 57th Street, and 30% in the operating lessee of One Grand Central Place. As you know from our most recent letter, so long as they are in place, the operating lessees control all operating decisions at each property. Decisions which determine financial performance and what investors receive can be blocked or materially influenced by the Helmsley Estate interest. Any purchaser of the Helmsley Estate interests will be able to block any decision of the operating lessee of the Empire State Building and will have a substantial say in decisions made by the operating lessees at One Grand Central Place and 250 West 57th Street.

Things will not remain the same, no matter how investors vote on the proposed consolidation transaction. While there is no decision to be made now, after the SEC declares our Form S-4 filing effective, your decision will be whether to consent to our proposal, for which consents have been received from all the members of the Wien and Malkin family, the Helmsley Estate, and 20 private entities – or to face the risks of the sale by the Helmsley Estate of its interests to an unknown third party. The status quo of the operating lessees, in which Helmsley and the Malkin group have held control for over 50 years, is coming to an end.

If the Helmsley Estate sells its interests to an unknown third party, there is no predicting whether that buyer will agree with Malkin Holdings on key issues such as leases, capital improvements, and financings. Resulting disagreements could harm your interests. At the same time as addressing issues raised by a Helmsley Estate sale to an unknown third party, we strongly believe the options presented in our preliminary Form S-4 filing – a consolidation and IPO or a portfolio sale – are the best path for investors for many reasons, including those described below.

Improved decision-making and accountability

As we have explained in prior correspondence and in our Form S-4 filing with the SEC, so long as the operating lessees are in place, the subject LLCs as lessors have no control over the operations of the properties. The proposed consolidation and IPO described in our Form S-4 filing will result in centralized management and decision-making by experienced officers and employees who will be overseen by a board comprised of six independent directors and Anthony E. Malkin.

The board will be accountable to the stockholders of the new company who will vote on the composition of that board. This structure will eliminate the opportunity for damaging deadlocks in decision-making inherent from the inception of the current ownership. Investors will no longer be exposed to potential conflicts and ongoing inefficiencies. All economic stakeholders, including lessors, operating lessees, and Malkin Holdings, will be combined into one new company with one set of objectives.

Regular quarterly cash distributions

Presently you receive a small, fixed monthly distribution from the low, fixed rent paid by the operating lessees with additional distributions from time to time, which, when performance allows, are generally made annually. Each operating lessee makes decisions about leasing, operating and capital expenses, and decides whether to make investments out of cash flow or finance (which would need the lessor’s joint consent for customary mortgage financing) that determine what amount, if any, will be available for sharing 50/50 with your group in the form of extra distributions from overage rent.

If the consolidation and IPO proceed as we recommend in our Form S-4 filing, your interest will become part of a real estate investment trust with diversified holdings which will be required to distribute at least 90% of its REIT taxable income to stockholders every year to maintain its qualification as a REIT under federal tax laws. The new company expects to pay regular quarterly dividends to investors based on the consolidated results of a portfolio of properties, rather than being dependent on the performance of just one property.

Liquidity

Currently there is no efficient, public market for you to sell your interest in a subject LLC if you want to monetize any or all of your investment. As disclosed in our Form S-4 filing, there have been few sales of interests in these LLCs in any prior year. When asked, we have recommended against such sales, and we believe those sales have been at prices very substantially lower than the fair market value which would have been available in such a market. Under our proposal, after each initial lock-up period, any participant will have access to a public market for an efficient sale to a third party at any time as each such participant may elect.

In comparison, under the current scenario participants hold an illiquid interest.

Other disclosure

Our preliminary filing on Form S-4 details the material risks and conflicts of interest associated with the consolidation, IPO and portfolio sale. You should carefully review the sections entitled “Risk Factors” and “Conflicts of Interest” in the preliminary filing of the Form S-4 which has been filed with the SEC. There can be no guarantee that the benefits we believe will be realized from the consolidation and IPO will be realized.

We understand change can be disconcerting. But we believe that our turnaround accomplishments at the properties and the benefits offered by our proposed consolidation and IPO are worthwhile in their own right, and protect your interest and ours.

We are committed to continuing our dialogue with you to ensure that your questions are answered and you are able to make an informed decision in the months to come after the SEC declares our Form S-4 filing effective. Remember, until the SEC declares our Form S-4 filing effective, there is no consent being solicited and no decision for you to make.

Sincerely,

MALKIN HOLDINGS LLC

s/ Peter L. Malkin	s/ Anthony E. Malkin
Peter L. Malkin	Anthony E. Malkin
Chairman	President

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Each of the three public entities, Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C., and 250 West 57th St. Associates L.L.C. (the “Companies”) and their agents and supervisor, and each officer and director of them or of Empire State Realty Trust Inc. (the “REIT”) may be deemed to be a participant in the solicitation of consents in connection with the proposed consolidation. The names of such persons and a description of their interests in the Companies and the REIT are set forth, respectively, in each Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the REIT’s Registration Statement on Form S-4, which have been filed with the SEC.

We urge you to review such Registration Statement on Form S-4 and other related documents now filed or to be filed with the SEC, because they contain important information. You can obtain them without charge on the SEC’s website at www.sec.gov.